Exhibit 99.1

BSD Medical Releases First Quarter Results

SALT LAKE CITY--(BUSINESS WIRE)--BSD Medical Corp. (AMEX:BSM), a developer of systems used in treating cancer, today released highlights from its quarterly report ending November 30, 2007 that the company has filed.

Revenues from sales for the quarter were $1,387,728, compared to $664,655 for the first quarter of the prior year, an increase of 109%. At the close of the quarter the company’s sales order book was $1,645,824.

Operating costs and expenses were $2,172,155 for the quarter as compared to $2,337,775 for the first quarter of the prior year, a decrease of 7%. The company’s loss before income taxes was $658,935 for the quarter compared to a loss before income taxes of $1,330,639 for the same quarter in the previous year, a decrease of 50% due primarily to the effect of increased sales.

Cash and cash equivalents reported for the quarter were $731,513. Investments were $15,860,611. Net accounts receivable were $1,527,377. Income tax receivable (projected refunds from taxes previously paid) was $2,162,022.

During the quarter the company reported that it had purchased the building used for its operations for $1.2 million in a cash transaction. The appraised value of the building was approximately $2 million.

About BSD Medical Corporation

BSD Medical is a leading developer of systems designed to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT:
BSD Medical Corporation, Salt Lake City
Hyrum A. Mead, 801-972-5555
Facsimile: 801-972-5930
investor@bsdmc.com